ATLAS FINANCIAL HOLDINGS ANNOUNCES 2013 FIRST QUARTER
FINANCIAL RESULTS

Company to Hold Conference Call May 14, 2013 at 8:30 a.m. ET

First Quarter 2013 Financial Performance Summary (Comparisons to First Quarter 2012 Unless Otherwise Noted):

•	Gross premium written increased by 90.2%, which included an increase of 92.6% in its core commercial auto business

•	Atlas actively distributed our core products in 38 states during the three month period ended March 31, 2013

•	Combined ratio improved by 9.2 percentage points to 98.1%

•	Underwriting results improved by $915,000

•	Operating income was $911,000 for the three month period ended March 31, 2013, which includes $337,000 in restructuring costs related to the integration of Gateway

•	Net income for the three month period ended March 31, 2013 was $602,000 compared to income of $135,000 in the prior period

•	Diluted earnings per ordinary share was $0.04, net of accounting treatment for preferred shares

•	Restructuring and acquisition expenses related to Gateway had an impact of $0.09 per diluted common share in the quarter

•	After underwriting and other expenses, Atlas realized proceeds of $9.8 million on its first quarter U.S. initial public offering

•	Book value per diluted common share on March 31, 2013 was $6.20, compared to $6.55 at December 31, 2012 and $6.09 at March 31, 2012

Chicago, Illinois (May 13, 2013) - Atlas Financial Holdings, Inc. (NASDAQ: AFH; TSX.V: AFH) ("Atlas" or the "Company") today reported its financial results for the first quarter ended March 31, 2013.

Management Comments
Scott D. Wollney, Atlas' President & CEO stated, “In the first quarter of 2013 Atlas achieved a number of important milestones. We closed our acquisition of Gateway, successfully completed our U.S. Initial Public Offering, and began trading on NASDAQ. At the same time, we continued to grow our core business and focus on increasing operating income. Actively writing business in 40 states and the District of Columbia at this time, we are we poised to benefit from improvement in market conditions.”

Financial and Operational Review

•
Net Income: Atlas generated net income of $602,000 for the three month period ended March 31, 2013. In the quarter, $406,000 in legal and professional fees related to acquisition of Gateway plus an additional $337,000 in restructuring costs related to integration were incurred. After taking the impact of the liquidation preference of the preferred shares into consideration, diluted earnings per common share in the three month period ended March 31, 2013 was $0.04. This compares to net income of $135,000 or a loss of $0.00 per common share diluted in the three month period ended March 31, 2012.

•
Gross Premium Written: For the three month period ended March 31, 2013, gross premium written was $22.4 million compared to $11.8 million in the three month period ended March 31, 2012, representing a 90.2% increase. In the three month period ended March 31, 2013, gross premium written from commercial automobile was $20.6 million, representing a 92.6% increase relative to the three month period ended March 31, 2012.

•
Loss and Combined Ratio: The loss ratio relating to the claims incurred in the three month period ended March 31, 2013 was 64.6% compared to 71.0% in the three month period ended March 31, 2012. Atlas' combined ratio (COR) improved for the three month period ended March 31, 2013 to 98.1%, compared to 107.3% for the corresponding prior year period. The restructuring expenses related to Gateway referenced above represent 2.1% of the combined ratio in the first quarter.

•	Underwriting Results: Underwriting results improved by $915,000 compared to the three month period ended March 31, 2012

The following chart illustrates the Company's operating results, with detail regarding the Gateway transaction and the impact of lines of business that were acquired and are being wound down (in '000s, except per share values):

	Total	Per Share	COR%
Net income available to common shareholders	$326	$0.04
Add: Preferred share dividends	276
Net Income	$602		98.1%
Weighted average diluted common shares	8,378,997

Restructuring and acquisition costs related to Gateway
Legal & professional fees	$406	$0.05
Severance	337	0.04	2.4%
Impact of non-core activities
Underwriting impact of non-core business(1)	57	0.01	0.4%
Near-term operating expense (2)	33	—	0.2%
Realized gains and dividend income	(98)	(0.01)	—

Core Operations
Operating Income - Adjusted (3)	$1,337	$0.13	95.1%

(1) Combined underwriting loss for truck line of business acquired from Gateway and all lines of business in state of Florida
(2) First quarter rent expense for second floor of office space at Gateway's St. Louis building, which is being vacated in the second quarter 2013
(3) Adjusted operating income per share shown net of accounting treatment for preferred shares.

The above chart may include certain terms which are not defined under U.S. GAAP. In the event of any unintentional difference between presentation materials and GAAP results, investors should rely on the financial information in the Company's public filings.

Operating income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. These amounts are more heavily influenced by market opportunities and other external factors. Operating income should not be viewed as a substitute for U.S. GAAP net income.

Balance Sheet/Investment Overview

•
Book Value: Book value per diluted common share on March 31, 2013 was $6.20, compared to $6.09 at March 31, 2012 and $6.55 at December 31, 2012. In the first quarter 2013, book value was reduced relative to December 31, 2012 as follows: a reduction of $0.37 related to dilution from the Company's U.S. IPO, a reduction of $0.04 from legal and professional fees related to Atlas' acquisition of Gateway, an increase of $0.04 from operating income and an increase of $0.02 from other items.

•	Cash and Invested Assets: Cash and invested assets as of the period ended March 31, 2013 totaled $145.3 million, consisting primarily of fixed income securities.

•
Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of the insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas' claims liabilities. At March 31, 2013, the Company's average duration on its portfolio was 3.8 years.

•	Investment and Other Income: During the three month period ended March 31, 2013, Atlas reported investment income and other revenues of $710,000, of which $93,000 are realized gains.

•
Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 2.2% annualized yield for the three month period ended March 31, 2013, comparable to the prior period. A portion of this yield relates to capital gains. Excluding the effect of these capital gains the annual investment yield for the year was 1.9%.

Conference Call Details
Date / Time:            Tuesday, May 14, 2013 - 8:30 a.m. ET
Participant Dial-In Numbers:     877-423-8917

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". Questions will be taken at the end of the call.

Atlas will be utilizing an accompanying slideshow presentation in conjunction with this call. This presentation is available on the “earnings release info” section of the Company's website's investor relations tab.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas' website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com. The webcast and a transcript of the call will be archived and accessible for approximately 30 days.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company and American Service Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2012 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.

Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com

###

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in '000s of US dollars, except for share and per share data)	March 31, 2013 (unaudited)	December 31, 2012
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $116,473 and $95,423)	$118,681	$98,079
Equity securities, at fair value (cost $1,563)	1,698	1,571
Other investments	1,185	1,262
Total Investments	121,564	100,912
Cash and cash equivalents	23,770	19,912
Accrued investment income	794	517
Accounts receivable and other assets (Net of allowance of $513 and $484)	33,559	21,923
Reinsurance recoverables, net	24,606	6,020
Prepaid reinsurance premiums	4,740	2,111
Deferred policy acquisition costs	4,870	3,764
Deferred tax asset, net	6,714	6,605
Intangible assets	740	—
Software and office equipment, net	2,021	1,137
Assets held for sale	166	166
Total Assets	$223,544	$163,067

Liabilities
Claims liabilities	$105,891	$70,067
Unearned premiums	37,017	25,457
Due to reinsurers and other insurers	3,230	3,803
Other liabilities and accrued expenses	7,211	3,876
Total Liabilities	153,349	103,203

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding at March 31, 2013, 18,000,000 shares issued and outstanding at December 31, 2012. Liquidation value $1.00 per share	20,000	18,000
Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 6,833,421 shares issued and outstanding at March 31, 2013, 2,256,921 shares issued and outstanding at December 31, 2012	20	4
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 1,262,471 shares issued and outstanding at March 31, 2013 and 3,887,471 shares issued and outstanding at December 31, 2012	4	14
Additional paid-in capital	160,703	152,768
Retained deficit	(112,073)	(112,675)
Accumulated other comprehensive income, net of tax	1,541	1,753
Total Shareholders’ Equity	70,195	59,864
Total Liabilities and Shareholders’ Equity	$223,544	$163,067

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(in '000s of US dollars, except for share and per share data)

Consolidated Statements of Income
	Three Month Periods Ended
	March 31, 2013 (unaudited)	March 31, 2012 (unaudited)
Net premiums earned	$15,888	$8,310
Net investment income	613	607
Net investment gains	93	28
Other income	4	117
Total revenue	16,598	9,062
Net claims incurred	10,261	5,904
Acquisition costs	2,270	1,374
Other underwriting expenses	3,059	1,649
Expenses incurred related to Gateway acquisition	406	—
Total expenses	15,996	8,927
Income from operations before income tax expense	602	135
Income tax expense	—	—
Net income attributable to Atlas	602	135
Less: Preferred share dividends	276	199
Net income/(loss) attributable to common shareholders	$326	$(64)

Basic weighted average common shares outstanding	7,044,724	6,144,253
Earnings/(loss) per common share, basic	$0.05	$—
Diluted weighted average common shares outstanding	8,378,997	6,144,253
Earnings/(loss) per common share, diluted	$0.04	$—

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$602	$135

Other comprehensive (loss)/income:
Changes in net unrealized (losses)/gains	(166)	173
Reclassification to income of net realized gains	(155)	(117)
Effect of income tax	109	(19)
Other comprehensive (loss)/income for the period	(212)	37
Total comprehensive income	$390	$172